Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of QXO, Inc. for the registration of common stock and to the incorporation by reference therein of our report dated February 27, 2025, with respect to the consolidated financial statements of QXO Building Products, Inc. (formerly known as Beacon Roofing Supply, Inc.) included in the QXO, Inc. Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

July 1, 2026